NEWS RELEASE

FOR IMMEDIATE RELEASE

ULTRA PETROLEUM ANNOUNCES NEW YORK STOCK EXCHANGE LISTING

HOUSTON, Texas - July 13, 2007 - Ultra Petroleum Corp. (AMEX: UPL) today reported that it has filed an application to list its common stock on the New York Stock Exchange under the symbol “UPL”. Pending approval of the application, it is expected that the first day of trading on the New York Stock Exchange will be August 3, 2007. The last day of trading of Ultra Petroleum’s common stock on AMEX is expected to be August 2, 2007.

“We believe the move will benefit our shareholders through increased visibility and decreased volatility,” stated Michael D. Watford, Chairman, President and Chief Executive Officer. “We join the ranks of many other mid and large-cap oil and gas companies currently trading on the NYSE with this move. We have had a successful history with our specialists and the American Stock Exchange and are looking forward to our new relationship with the NYSE.”

About Ultra Petroleum

Ultra Petroleum is an independent, exploration and production company focused on its core properties in the Green River Basin of southwestern Wyoming: the Pinedale and Jonah Fields. The company produces oil in the shallow waters of Bohai Bay, China and is in the early exploration stages in the Appalachian Basin in Pennsylvania. Ultra Petroleum is listed on the American Stock Exchange under the symbol “UPL” with 152,167,702 shares outstanding as of June 30, 2007.

This release can be found at http://www.ultrapetroleum.com

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company’s businesses are set forth in our filings with the SEC, particularly in the section entitled “Risk Factors” included in our Annual Report on Form 10-K for our most recent fiscal year and from time to time in other filings made by us with the SEC.

For further information contact:
Kelly L. Whitley
Manager Investor Relations
Phone: 281-876-0120 Extension 302
Email: info@ultrapetroleum.com
Website: www.ultrapetroleum.com

Ultra Petroleum Corp. NYSE Listing Application	Page 1 of 1